EXHIBIT 16.1

July 7, 2004

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Ebix, Inc. (the Company) and, under the date of March 19, 2004, we reported on the consolidated financial statements of Ebix, Inc. (formerly ebix.com, Inc.) as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003.  On June 30, 2004, we resigned.  We have read the Company’s statements included under Item 4 of its Form 8-K dated July 7, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Company’s Board of Directors (the Audit Committee) approved the engagement of BDO Seidman, LLP (BDO) as the Company’s independent auditors for the year ending December 31, 2004, nor are we in a position to agree or disagree with the Company’s statement that the approval of the engagement of BDO followed the Audit Committee’s review of the qualifications and proposed audit scope and fees of KPMG and BDO.  Further, we are not in a position to agree or disagree with the Company’s statement that the Company did not consult BDO with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or the reportable event described in the Form 8-K.

Very truly yours,

/s/ KPMG LLP